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                                                                   EXHIBIT 99.1



                                                           FOR IMMEDIATE RELEASE


         CNET NETWORKS COMPLETES ACQUISITION OF ZDNET UPON SHAREHOLDER
                                   APPROVAL

  COMBINATION CREATES NEW TOP 10 WEB ENTITY AND WORLD'S LEADING PLATFORM FOR
                  BUYERS, SELLERS AND SUPPLIERS OF TECHNOLOGY

SAN FRANCISCO, CA - OCTOBER 17, 2000 - CNET Networks, Inc. (NASDAQ:CNET), announced today that it has completed its acquisition of ZDNet upon receiving shareholder approval. At a shareholder meeting this morning, 99 percent of CNET Networks shares present at the meeting voted to approve the acquisition. The merger of the two companies marks the formation of a new top 10 Web entity.

CNET Networks also introduced its new organizational structure today, unveiling five business units that will enable it to quickly tap into a range of opportunities resulting from the merger (see separate announcement). In connection with the acquisition, CNET Networks has appointed Dan Rosensweig, president of CNET Networks, Inc. and former CEO of ZDNet; and Eric Hippeau, president and executive managing director of Softbank International Ventures, to its board of directors. They join the current directors, Shelby Bonnie, Halsey Minor, John "Bud" Colligan, Eric Robison, and Mitchell Kertzman.

"This is a merger of two high-growth companies that are already profitable," said Shelby Bonnie, CEO of CNET Networks, Inc. "This union enhances our opportunity to deliver shareholder value by leveraging our brands, data, commerce and service platforms around the world. As we've stated before, in 2001, we expect to grow revenues to approximately $580 million and our EBITDA margins to 25 percent."

"We're creating a company with global reach and we're moving very quickly to tap into new business opportunities, said Dan Rosensweig, president of CNET Networks, Inc. "At the time of the merger, we knew that technically our businesses fit together well. Now that we've had the opportunity to work closely together, we've learned that we share the same business philosophies and similar cultures. This across-the-board synergy will speed the process."

According to Dataquest, global IT spending, including computer hardware, software and services, is expected to reach $1.4 trillion in 2000 and grow at rate of 10 to 15 percent annually for the next three years. Through the acquisition, CNET Networks is positioned to address this market opportunity by focusing on its global media properties and channel services. The company is poised to become the central information and technology resource for all audiences, from individuals and business professionals, to the resellers, distributors and manufacturers that populate the IT supply chain.




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CNET Networks' significant audience reach and penetration into the IT marketplace is a key part of its growth strategy. CNET Networks and ZDNet reaches approximately 24 million people online around the globe. In the United States alone, CNET Networks has an online audience of 17.6 million unique monthly visitors and a 22 percent reach, as measured by Media Metrix*. According to a Nielsen NetRatings custom run, in August 2000, the CNET Networks/ZDNet combination reached 43 percent of professionals in the MIS/technical universe who are active online and at work, and nearly a quarter of all executives and managers who have purchase decision-making power at work**.

To effect the acquisition of ZDNet, CNET Networks acquired the outstanding common stock of Ziff-Davis, Inc. Under the terms of the merger agreement, each share of ZD common stock (NYSE:ZD) was converted into 0.3397 shares of CNET Networks common stock and each share of ZDNet common stock (NYSE:ZDZ) was converted into 0.5932 shares of CNET Networks common stock. CNET expects to issue approximately 47 million shares of common stock in the transaction. CNET Networks now has approximately 134 million shares outstanding, of which about 67 percent will be held by persons other than Softbank and CNET officers and directors. As a result of this transaction, both ZD and ZDZ common stock will no longer be listed on the New York Stock Exchange, and will cease trading following the close of stock market trading today.


ABOUT CNET NETWORKS, INC.

CNET Networks, Inc. (Nasdaq: CNET) is the global source of technology and commerce-related information, data, exchanges and services. As a top 10 Internet company with operations in more than 23 countries and 16 languages, CNET Networks connects buyers, sellers and suppliers throughout the IT supply chain with award-winning content via the Web, wireless devices, television, radio and print. Its respected brand portfolio includes CNET.com, ZDNet.com, mySimon, News.com, TV.com, Computer Shopper magazine, SmartPlanet.com, and CNET Radio, as well as CNET Channel Services, including CNET Data Services, CNET Media Services and Channel Online. The company's vision is to educate and empower people and businesses by unlocking the potential of the technology world to make things easier and faster, and by helping them to make smarter buying decisions.


                                     # # #


SAFE HARBOR

This press release includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements are often identified by words such as "expect", "anticipated" and "intend".

Statements regarding the company's expected revenue growth, operating margins and other expected performance are subject to the following risks: that expected synergies of the ZDNet acquisition will not be achieved; that the businesses will not be integrated successfully; that acquisition costs will be greater than expected; the inability to identify, develop and achieve success for new products, services and technologies; the inability to attract new customers for the company's channel services products; increased competition and its effect on the company's pricing and need for marketing; the inability to establish or renew relationships with commerce,

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advertising, marketing, technology, and content providers; a decrease in advertising spending on the Internet in general or on CNET Networks' properties in particular; and to the general risks associated with the company' businesses. For risks about CNET's business, see its registration statement on Form S-4 filed September 8, 2000, in connection with the Ziff-Davis merger, its Form 10-K for the year-ended December 31, 1999 and subsequent Forms 10-Q and Forms 8-K. For risks about Ziff-Davis's business, which may also apply to its business following the merger, see its Form 10-K for the-year ended December 31, 1999 and subsequent Forms 10-Q and Forms 8-K, as well as its definitive proxy statement dated February 7, 2000 and other SEC filings.

*Media Metrix, Digital Media Universe Top Properties, August 2000

**who are active online at work

Lazard Freres acted as financial advisor to CNET Networks, Inc. in the transaction. Morgan Stanley & Co. served as financial advisor to ZDNet.


MEDIA CONTACT:

Blaise Simpson, CNET Networks, Inc., 415 364-8447, blaises@cnet.com


INVESTOR RELATIONS CONTACT:

April Walden, CNET Networks, Inc., 415 364-8553, aprilw@cnet.com